CARNIVAL CORPORATION LTD. MANAGEMENT INCENTIVE PLAN

1.    OBJECTIVE

This Carnival Corporation Ltd. Management Incentive Plan (the “Plan”) is designed to focus the attention of certain employees of Carnival Ltd. (the “Corporation”) and/or its subsidiaries, operating companies or business divisions (each individually and, as applicable, collectively a “Brand”) on achieving outstanding performance results in line with our business strategy and priorities.

2.    PLAN ADMINISTRATION

The administrator of the Plan is the Compensation Committee of the Board of Directors of the Corporation (the “Compensation Committee”). Notwithstanding anything herein to the contrary, the Compensation Committee shall administer the Plan and have sole discretion in resolving any questions regarding the administration or terms of the Plan not addressed in this document, as well as in resolving any ambiguities that may exist in this document, with respect to Plan participants who are “Executive Officers” (as defined by Rule 16a-1 of the Securities Exchange Act) of the Corporation.

The Compensation Committee may delegate the authority to administer the Plan with respect to participants who are not Executive Officers of the Corporation, as follows:

A.    to a committee comprised of the Chair, Chief Executive Officer and Global Chief Human Resources Officer of the Corporation (the “Senior Management Committee”) with respect to:

i.    the Corporation Plan participants (the “Corporation Participants”); and

ii.    determining the maximum aggregate bonus amount payable (on a Brand-by-Brand basis, with the Corporation, or across the Corporation) for all Plan participants;

B.    to the senior most executive of the respective Brand (the “Senior Brand Leader”) with respect to all other Plan participants at that Brand.
The term “Administrator” as used hereafter shall refer to the Compensation Committee with respect to administering the Plan for all Plan Participants; provided, however, that to the extent the Compensation Committee delegates it’s authority to administer the Plan as provided herein, the term “Administrator” shall refer, as applicable, to the Compensation Committee with respect to administering the Plan for the Executive Officers participating in the Plan; to the Senior Management Committee with respect to administering the Plan for the Corporation Participants; and/or to the applicable Senior

Carnival Corporation Ltd. Management Incentive Plan
(revised 2026-05-07 pursuant to Compensation Committee delegation and approval)

Brand Leader with respect to administering the Plan for all other Plan participants (subject to the approval by the Senior Management Committee of the aggregate amount of cash bonus payable to all Plan participants for a particular Brand, other than the Executive Officers).

3.    PLAN YEAR

The “Plan Year” shall be the 12-month period ending November 30 of each year.

4.    PARTICIPATION

The applicable Administrator shall determine which employees shall participate in the Plan for such Plan Year.

In general, all employees of the Corporation at the level of Director and above and who are not covered by a separate incentive plan of the Corporation, a Brand or an operating unit of the Corporation shall be eligible to participate in the Plan. In their discretion, the Administrator may select other employees to participate in the Plan or establish separate criteria to determine the bonus of specified employees.

Persons who commence employment or are promoted to an eligible position following the beginning of the Plan Year may, with the approval of the applicable Administrator, be allowed to participate in the Plan.

In order to receive a cash bonus under the Plan, a participant must be employed by the Corporation or one of its Brands on the day the bonus is paid (and, with respect to employees of Carnival Australia or Carnival UK, not have given or received notice of termination); provided, however, that if a participant is on a leave of absence (other than, with respect to employees of Carnival Australia or Carnival UK, paid annual leave) that does not meet the requirements of The Family and Medical Leave Act of 1993 on the day the bonus is paid to the other participants, such bonus shall not be payable until the participant returns to active duty. Unless otherwise determined by the applicable Administrator on a case-by-case basis, the only exceptions to this requirement are for participants whose employment is terminated prior to the day the bonus is paid as the result of death, disability or Retirement (“Early Termination Employees”). If a participant’s employment is terminated by reason of death, disability or Retirement, the participant or his/her estate will receive a pro-rata bonus based on the portion of the Plan Year during which the participant was employed. For purposes of this section, “Retirement” means a termination of employment by a participant on or after the earlier of (i) age 65 with at least five years of continuous employment with Carnival Corporation Ltd. or any successor thereto and/or its subsidiaries or (ii) age 60 with at least 15 years of continuous employment with Carnival Corporation Ltd. or any successor thereto and/or its subsidiaries.

Carnival Corporation Ltd. Management Incentive Plan
(revised 2026-05-07 pursuant to Compensation Committee delegation and approval)

5.    BONUS

A.    For purposes of this Plan, the terms below shall be defined as follows:

i.    The “Performance Criteria” shall mean the criterion or criteria that the Compensation Committee may approve for purposes of establishing the Performance Goal(s) for a Plan Year.

The Performance Criteria that will be used to establish the Performance Goal(s) may be based on the attainment of specific levels of performance of the Corporation (and/or one or more Brands, administrative departments, or any combination of the foregoing) and may be based on one or more measurable financial or non-financial criteria, with such adjustments or allowances, as the Committee may deem appropriate.
Any one or more Performance Criteria may be stated as a percentage of another Performance Criteria, or used on an absolute or relative basis to measure the performance of the Corporation and/or one or more Brands as a whole or any divisions or operational and/or business units, product lines, brands, business segments, administrative departments of the Corporation and/or one or more Brands or any combination thereof, as the Compensation Committees may deem appropriate, or any of the Performance Criteria may be compared to the performance of the Corporation and/or one or more Brands for a previous period, a selected group of comparison companies, or a published or special index that the Compensation Committees, in their sole discretion, deem appropriate, or as compared to various stock market indices.

ii.    The “Performance Goals” shall mean the one or more goals established by the Compensation Committee for the Plan Year based upon the Performance Criteria as established by the Compensation Committee (or, if delegated to the Senior Management Committee, the Senior Management Committee), taking into account historical performance, investor guidance, company/industry growth, the Corporation’s annual plan, consultation with management and such other factors as the Compensation Committee (or, if applicable, Senior Management Committee) deem appropriate.

iii.    The “Bonus Schedule” for a Plan Year will be defined following the commencement of such Plan Year by the Compensation Committee (or, if applicable, Senior Management Committee) in conjunction with the Performance Goals and will establish the performance levels required to achieve specified payout levels. The performance range in the Bonus Schedule will correspond to a payout range from 0% to 200%.

Carnival Corporation Ltd. Management Incentive Plan
(revised 2026-05-07 pursuant to Compensation Committee delegation and approval)

iv.    The “Target Bonus” is the preliminary level of bonus for a participant if 100% of the applicable Performance Goals are achieved, prior to the Administrator exercising discretion to increase or decrease the bonus payable to a participant as provided in Section 5.C.ii.

The Compensation Committee (or, if applicable, Senior Management Committee) may, in their discretion, increase or decrease the Performance Goals or establish alternative goals for any reason they deem appropriate. In addition, in the discretion of the Compensation Committee (or, if applicable, Senior Management Committee), certain items, including, but not limited to, gains or losses on ship sales can be excluded from the Performance Goals and the actual Performance Goals results for any Plan Year.

B.    Following the commencement of each Plan Year, the applicable Administrator will, in their discretion, establish:

i.    Performance Criteria and Performance Goals for the Plan Year; and

ii.    a Target Bonus (in the currency of his/her base salary) for each participant for the current Plan Year.

C.    Following the end of each Plan Year, the Administrator shall determine each participant’s bonus for the prior Plan Year as follows:

i.    The Performance Goals results for each Performance Criteria will be prepared and presented to the Administrator for review.

ii.    The Administrator may then consider other factors deemed, in their discretion, relevant to the performance of the Corporation for each Performance Criteria, including, but not limited to, the impacts of changes in accounting principles, unusual gains and/or losses and other events outside the control of management. The Administrator may also consider other factors it deems, in their discretion, relevant to the performance of the Corporation, the applicable Brand and/or each individual participant, including, but not limited to, operating performance metrics (such as return on investment, revenue yield, costs per available lower berth days), successful implementation of strategic initiatives and business transactions, significant business contracts, departmental accomplishments, executive recruitment, new ship orders, personal performance and management of health, environment, safety and security matters. Based on such factors, the Administrator may, in their discretion, increase or decrease the preliminary bonus amount calculated pursuant to Section 5.C.i. by any amount deemed appropriate to determine the final bonus amount. The final bonus amount shall not exceed 200% of the Target Bonus of the participant.

Carnival Corporation Ltd. Management Incentive Plan
(revised 2026-05-07 pursuant to Compensation Committee delegation and approval)

In addition, the Administrator may adjust a participant’s bonus amount for any unpaid leaves of absence (or, with respect to employees of Carnival Australia or Carnival UK, any leave of absence other than paid annual leave) regardless of the nature of the leave.

6.    PAYMENT OF BONUS

Except as otherwise provided in the section entitled “Participation,” bonuses shall be paid as soon as administratively practicable following determination of the bonuses by the Administrator. At the discretion of the Administrator, special arrangements may be made for earlier payment to Early Termination Employees.

Notwithstanding any other provision of this Plan, the timing and payment of bonuses is at the sole discretion of the Administrator. The Administrator, in their sole discretion, may increase, decrease or withhold bonuses.

7.    DURATION OF PLAN

The Plan will be effective until terminated by the Compensation Committee.

8.    AMENDMENT OF PLAN

The Compensation Committee may amend the Plan from time to time in such respects as the Compensation Committee may deem advisable.

9.    GOVERNING LAW AND JURISDICTION

For participants employed by Carnival Australia only, the Plan shall be governed by and construed in accordance with the laws of New South Wales and the courts of that state shall have exclusive jurisdiction. For participants employed by Carnival UK only, the Plan shall be governed by and construed in accordance with English law and courts of England shall have exclusive jurisdiction. For all other participants, the Plan shall, to the extent not otherwise governed by the laws of the United States, be governed by, and construed in accordance with the laws of the State of Florida, without giving effect to principles of conflicts of laws.

10.    CLAWBACK PROVISION

In the case of fraud, negligence, intentional or gross misconduct or other wrongdoing on the part of a Plan participant that results in a material restatement of the Corporation’s issued financial statements (or in the case of any other event or circumstance set forth in any clawback or recoupment policy maintained or implemented by the Corporation),

Carnival Corporation Ltd. Management Incentive Plan
(revised 2026-05-07 pursuant to Compensation Committee delegation and approval)

such participant will be required to reimburse the Corporation for all or a portion, as determined by the Administrator, in such Administrator’s sole discretion, of any payments received under the Plan with respect to any fiscal year in which the Corporation’s financial results are negatively impacted by such restatement. A participant shall be required to repay any such amount to the Corporation within 30 days after the Corporation demands repayment. In addition, Executive Officers will be required to return to the Corporation all or a portion of the payments received under the Plan in such circumstances as provided in the Carnival Corporation & plc Clawback Policy, as may be amended or replaced from time to time. No recovery of compensation under such a clawback policy or recoupment right will be an event giving rise to a right to resign for “good reason” or be deemed a “constructive termination” (or any similar term) as such terms are used in any agreement between any participant and the Corporation.

Carnival Corporation Ltd. Management Incentive Plan
(revised 2026-05-07 pursuant to Compensation Committee delegation and approval)